Exhibit 99.1

CONTACT:	Paul D. Baker
Comverse Technology, Inc.
paul.baker@cmvt.com
(212) 739-1060

Comverse Technology, Inc. Announces

Settlement with the Securities and Exchange Commission

NEW YORK, NY, June 18, 2009 — Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced that the company had reached a settlement with the United States Securities and Exchange Commission (the “SEC”) regarding the improper backdating of stock options and other accounting practices, including the improper establishment, maintenance, and release of reserves, the reclassification of certain expenses, and the calculation of backlog of sales orders. Without admitting or denying the allegations in the SEC’s complaint, the company consented to the entry of a final judgment under which it will be subject to a permanent injunction against any future violations of the federal securities laws and ordered to be in compliance with its obligations with respect to the filing of periodic reports with the SEC by February 8, 2010 or, if earlier, the date on which the company becomes current in its SEC reporting obligations. No monetary penalties were assessed against the company in conjunction with the settlement. Subject to the approval of the settlement by the United States District Court for the Eastern District of New York, the settlement concludes the SEC's civil action against the company in connection with these subject matters. These matters were the result of actions principally taken by senior executives of the company who were discharged in 2006. The company self-reported these matters to the SEC and has cooperated fully with the SEC and United States Department of Justice.

"This is an important step forward, and with these matters now resolved, we remain focused on executing our plan towards completing our restatement and executing our strategies for the long-term success of Comverse Technology, Inc.,” said Andre Dahan, the company’s President and Chief Executive Officer.

About Comverse Technology, Inc.

Comverse Technology, Inc. is the world’s leading provider of software and systems enabling value-added services for voice, messaging, mobile Internet and mobile advertising; converged billing and active customer management; and IP communications. Over 500 communication service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for enterprise workforce optimization and security intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

Forward-Looking Statements

This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved. Important factors that could affect the statements contained herein include: risks relating to the court’s approval of the settlement described above, the ability of the company to become current in its reporting obligations by February 8, 2010, including the possible identification of new significant issues that impact its financial statements and unforeseen events that could delay the company’s plan for completion of its financial statements. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

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